Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-7166, 333-107491, 333-12372 and 333-127393) pertaining to the QIAGEN N.V. 1996 Employee, Director and Consultant Stock Option Plan and the QIAGEN N.V. Amended and Restated 2005 Stock Plan of our reports dated March 30, 2007, with respect to the consolidated financial statements and schedule of QIAGEN N.V., QIAGEN N.V.’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of QIAGEN N.V., included in the Annual Report (Form 20-F) for the year ended December 31, 2006.

/s/ ERNST & YOUNG LLP

McLean, Virginia

March 30, 2007